EX-99.B(d)(2)(ii)

Galliard Sub-Advisory Agreement with Funds Trust

Appendix A

Diversified Bond Fund

Diversified Equity Fund

Diversified Small Cap Fund

Growth Balanced Fund

Growth Equity Fund

Moderate Balanced Fund

Stable Income Fund

Strategic Growth Allocation Fund

Strategic Income Fund

Approved by Board of Trustees: October 24, 2000 and December 23, 2001.

Most Recent Annual Approval Date: May 18, 2004.